Exhibit 99.1

Oral Presentation at EASL Highlights ContraVir’s Tenofovir Exalidex (TXL™) Antiviral Activity in Hepatitis B (HBV) Patients

Edison, NJ, April 20, 2017 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced new data demonstrating clinical antiviral activity, as well as safety and pharmacokinetic (PK) data of tenofovir exalidex (TXL™). TXL™ is the Company’s proprietary liver targeting prodrug of the antiviral agent tenofovir for treating chronic hepatitis B virus (HBV), designed to offer equal or better HBV viral load reductions at doses lower than Viread® (TDF), a commercially available tenofovir prodrug. ContraVir is also focusing on optimizing drug delivery of TXL™ to improve bioavailability and enhance its pharmacological activity.

The data were presented today at The International Liver Congress™ (ILC) 2017, the annual meeting of the European Association for the Study of the Liver (EASL) in Amsterdam, The Netherlands. Notably, data from the presentation, “Pharmacokinetics, Safety and Antiviral Activity of TXL™, a Novel Prodrug of Tenofovir, Administered as Ascending Multiple Doses to Healthy Volunteers and HBV-Infected Subjects,” was chosen to be included in the best of viral hepatitis at ILC2017 debrief recording, where Professor Fabien Zoulim and Professor Heiner Wedemeyer will provide overviews on the latest in viral hepatitis research and patient management.

Dr. Tawesak Tanwandee, Associate Professor of Medicine and Head of the Division of Gastroenterology in the Department of Medicine at Siriraj Hospital, Mahidol University in Bangkok, Thailand and colleagues, conducted a trial in which they evaluated the effects of multiple ascending oral doses of TXL™ in healthy volunteers, as well as a second trial performed in HBV patients.

The first trial, a Phase 1b study, enrolled 50 healthy volunteers assigned to one of five sequential, ascending TXL™ dosing cohorts (5, 10, 25, 50, and 100 mg) where participants were randomized 8:2 to receive either TXL™ or placebo for 14 days.

The second Phase 2a trial evaluated the effects of multiple ascending oral doses of TXL™ (10, 25, 50, and 100 mg) in a proof-of-concept (POC) trial involving four cohorts of 12 HBV-infected subjects randomized 10:2 to receive either TXL™ or Viread® for 28 days.

Interim data in the POC study have demonstrated that a 100-mg dose of TXL™ resulted in a mean HBV viral load (Log10 IU/mL, 3.63 + 1.68) (mean + SD) compared to the mean viral load from a 300-mg dose of Viread® (Log10 IU/mL, 3.75 + 1.17) after 21 days of treatment. The reduction in viral load persisted for up to one month after cessation of treatment.

“These observed reductions in HBV viral load in patients support the further development of TXL™ as a promising new treatment for managing patients with chronic hepatitis B virus,” said Dr. Tanwandee, the lead investigator of both trials. “Continued development of TXL™ is also supported by the wide safety margin observed, as well as by its pharmacokinetic profile indicating dose linearity.”

The data demonstrated that TXL™, at all doses tested, resulted in substantially lower systemic circulating levels of tenofovir in the blood compared to Viread®. These results demonstrate the potential for TXL™ to reduce the risk of bone- and kidney-related toxicities associated with Viread®.

There were no serious adverse events (AEs) or discontinuations due to AEs, and other safety parameters (e.g., electrocardiograms, vital signs, safety laboratory results) showed no patterns, clusters, or relationship to the TXL™ dose.

“We now have clinical evidence that demonstrates 25 - 100 mg of TXL™ achieves viral load reductions that are similar to Viread® that is dosed at 300 mg. These reductions in viral load were accomplished with our first-generation formulation. We continue to enhance TXL™ by optimizing this first-generation product to further enhance drug delivery,” commented James Sapirstein, Chief Executive Officer at ContraVir. “With our early proof-of-concept principle now complete, we believe that our second-generation formulated TXL™ will give comparable reduction in viral load at lower doses compared to the doses of TXL™ reported in the present study.”

About TXL™

Tenofovir exalidex (TXL™) is a highly potent prodrug of the successful antiviral drug tenofovir. Its novel liver-targeting structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects. ContraVir previously completed a Phase 1b dose-escalation trial of TXL™ in healthy volunteers, in which participants were treated at doses up to 100 mg per day for 14 days; in this trial, TXL™ displayed an excellent safety, tolerability, and drug distribution profile. Based on the agent’s best-in-class potential, ContraVir believes TXL™ can become the cornerstone of a curative combination therapy for hepatitis B.

TXL™ is a trademark of ContraVir Pharmaceuticals, Inc.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action. One compound, TXL™ is an analog of the antiviral drug Viread® (tenofovir disoproxil fumerate), and is currently in Phase 2a of development. TXL™ has demonstrated the potential for low, once-daily dosing and a low systemic exposure, thereby potentially reducing renal and bone side effects. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine, an orally available nucleoside analogue prodrug; Valnivudine is currently in Phase 3 for the treatment of herpes zoster. In addition to direct antiviral activity, Phase 2 data suggest that Valnivudine has the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN). For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2016 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028